August 9, 1996


Studio Plus Hotels, Inc.
1999 Richmond Road
Suite Four
Lexington, Kentucky 40502

Gentlemen:

     We have acted as counsel for Studio Plus Hotels, Inc., a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") dated August 9, 1996 and filed under the Securities Act of 1933, as amended, with respect to 100,000 shares of the Company's common stock, $.01 par value (the "Plan Shares") which are proposed to be offered and sold pursuant to the Company's 1995 Non-Employee Directors' Stock Incentive Plan (the "Plan") as referenced in the Registration Statement.

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1.   The Company is duly incorporated, validly existing and
in good standing under           the laws of the Commonwealth of
Virginia; and

     2.   The Plan Shares covered by the Registration Statement
have been validly           authorized and, upon issuance and
sale as described in the Plan, will be legally           issued,
fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement.

                                   Very truly yours,


                                   /s/ HUNTON & WILLIAMS
07853/08008